Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Frank Straub	Leslie Loyet
Chief Financial Officer	(312) 640-6672
(773) 380-6636
FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 10, 2008
DEERFIELD CAPITAL CORP. ANNOUNCES
THIRD QUARTER 2008 RESULTS AND COST SAVINGS INITIATIVE
Net Loss for the Quarter of $156.9 Million — Including Non-cash
Impairment Charges for the Write-off of Goodwill and Other Intangible
Assets of $110.3 Million
Core Earnings for the Quarter of $7.9 Million
Cost Savings Initiative Expected to Save Approximately $11.0 Million Annually
Terminates REIT Status Resulting in $85 — $95 Million of Potential Tax Savings
CHICAGO, November 10, 2008 — Deerfield Capital Corp. (NYSE: DFR) today announced the results of operations for its third quarter ended September 30, 2008. The company also announced today the implementation of a cost savings initiative expected to save the company approximately $11.0 million in annual expenses related to compensation, benefits and other general operating expenses.
All common share and per common share amounts throughout this press release have been retroactively restated to reflect the 1-for-10 reverse stock split effected after the close of business on October 16, 2008.
THIRD QUARTER 2008 SUMMARY
•	The net loss for the quarter totaled $156.9 million, or $22.81 per diluted common share, which includes goodwill and intangible asset non-cash impairment charges totaling $110.3 million.

•	Core earnings for the quarter totaled $7.9 million, or $1.14 per diluted common share. Core earnings is a non-GAAP financial measure which primarily reflects GAAP earnings excluding non-cash charges (see reconciliation of non-GAAP measures attached).

•	Unrestricted cash, cash equivalents, unencumbered liquid securities and net equity in financed liquid securities totaled approximately $78.1 million at quarter end.

•	Conversion to a C corporation and termination of REIT status produced potential future tax savings of approximately $85 — $95 million.

•	Assets under management (AUM) totaled $11.9 billion at October 1, 2008.

•	Book value per share was $9.50 at September 30, 2008.

•	Economic book value per share was $12.23 at September 30, 2008. Economic book value per share is a non-GAAP financial measure (see Economic Book Value section that follows and reconciliation of non-GAAP measures attached).

•	Cost savings initiative expected to save approximately $11 million in annual expenses related to compensation, benefits and other general operating expenses.

•	The Strategic Relations Committee of the board of directors continues to work with UBS Investment Bank to seek strategies to enhance shareholder value.
Commenting on third quarter results, Jonathan Trutter, chief executive officer, said, “Our results for the quarter reflect unprecedented financial market conditions. Although we continue to generate positive cash flow from operations, mark-to-market and impairment charges overwhelmed the positive aspects of underlying fundamentals in the business.”
Trutter added, “We have implemented a cost savings initiative to scale our cost structure to the current business environment without sacrificing the quality of our ongoing asset management capabilities. We look forward to 2009 and believe our core asset management business is well positioned for the future.”
Cost Savings Initiative
In November 2008, in response to market conditions, the Board approved a cost saving initiative (the “2008 Plan”). The 2008 Plan is intended to more properly align the company’s cost structure with projected revenue streams and is expected to increase the company’s positive cash flows from core earnings to better position it for both the current market environment and longer-term growth. The 2008 Plan involves reducing headcount by 25 people, or approximately 27% of the current workforce, and decreasing compensation expenses in other areas. The compensation payable to those 25 employees accounts for approximately 37% of the company’s annual compensation expense. The headcount reductions are largely related to the fixed income arbitrage trading business and the associated back-office infrastructure. On an annual basis, once fully implemented, the 2008 Plan is expected to save approximately $10.0 million of compensation and benefit expense and in excess of $1.0 million of other general operating expenses. The company expects to incur severance expenses related to the 2008 Plan of approximately $1.0 million to $1.3 million in the aggregate during the fourth quarter of 2008, which the company expects to pay primarily during the fourth quarter of 2008 and the first quarter of 2009. These costs are not included in the September 30, 2008 condensed consolidated financial statements.
Following the headcount reductions contemplated by the 2008 Plan, the Company will have approximately 65 employees, which the Company believes is adequate for managing the existing businesses. The Company believes that it has retained management capacity that will allow the Company to expand its business within its targeted growth strategies.

Results of Operations
In December 2007, the company acquired Deerfield Capital Management LLC (DCM), its external manager (the Merger). In the following discussion, the owned investment portfolio consisting principally of agency residential mortgage backed securities (RMBS) and corporate loans and debt securities is referred to as the Principal Investing segment and the asset management business acquired in the Merger is referred to as the Investment Management segment. As a result of the Merger, the current period results are not directly comparable to the financial results for the prior year.
Results for the quarter ended September 30, 2008 reflect the impact of severe financial market turmoil and the resultant negative effect on asset values. The net loss for the quarter totaled $156.9 million, or $22.81 per diluted common share, compared with a net loss of $23.2 million, or $4.50 per share, for the third quarter of 2007. The net loss is primarily the result of non-cash impairment charges related to the write-off goodwill and other intangible assets recorded in connection with the Merger, and to a lesser extent, impairment charges on loans held for investment, lower asset values in the securities and loans held for sale portfolios, and a decline in net interest income.
Net interest income totaled $8.8 million in the quarter ended September 30, 2008, compared with $26.8 million in the third quarter of 2007. The decrease was largely driven by significantly lower balances in the RMBS portfolio due to sales in the first quarter of 2008 and interest expense on the company’s Series A and Series B notes issued in connection with the Merger.
Investment advisory fees totaled $9.0 million in the quarter reflecting the impact of the asset management business acquired in the Merger. Results include the impact of a decrease in investment fund AUM during the quarter due to poor performance and investor withdrawals.
The provision for loan losses was $15.5 million for the quarter, compared with zero in the prior year quarter, primarily due to credit loss provisions on a second lien loan in the medical education field and two commercial real estate development loans, and a provision recorded as a result of the transfer of loans held for investment with a par value of $24.3 million to loans held for sale.
Expenses totaled $122.8 million for the quarter, up by $117.7 million over the prior year quarter. The increase was largely due to goodwill and intangible asset impairment of $78.2 million and $32.1 million, respectively. Goodwill, which arose in connection with the Merger, is generally tested for impairment on an annual basis. However, the recent overall decline in the company’s market capitalization was a triggering event for impairment testing as of the current quarter end. The company’s analysis indicated lower estimated cash flows from the Investment Management segment due to lower AUM, as well as lower market multiples for comparable investment management companies, leading to an impairment charge in the amount of the remaining goodwill balance related to the Merger. The intangible asset impairment charge primarily relates to the asset associated with the management contract for the company’s remaining government arbitrage investment fund, which became fully impaired during the period as the fund exhibited poor performance during the quarter resulting in notice of significant investor redemptions and is expected to be liquidated by November 30, 2008.

Other income and gain (loss) was a net loss of $31.8 million in the quarter, compared with a net loss of $45.3 million in the prior year quarter. The current quarter net loss was primarily due to unrealized losses in the syndicated bank loan held for sale portfolio and unrealized losses in the RMBS portfolio without the benefit of offsetting gains in the associated interest rate swap portfolio due to wider spreads in the government agency mortgage-backed security market.
Investment Management Segment
The investment management group specializes in credit products, with teams dedicated to bank loans, corporate debt securities and asset-backed securities.
As of October 1, 2008, AUM totaled approximately $11.9 billion held in twenty-eight CDOs and one structured loan fund, one private investment fund and six separately managed accounts. The following table summarizes AUM and investment advisory fees for each product category:

			Three months
	October 1, 2008 (1)		ended September 30, 2008		July 1, 2008 (1)
				Investment
	# of		Average	Advisory	# of
	Accounts	AUM (3)	AUM (1) (2)	Fees	Accounts	AUM
		(in thousands)				(in thousands)
CDOs
CLOs (4)	14	$4,738,850	$4,529,916	$5,403	15	$5,151,278
Asset backed securities	12	5,780,808	6,152,695	1,395	13	6,336,532
Corporate bonds	3	797,139	743,599	279	2	620,883

Total CDOs	29	11,316,797	11,426,210	7,077	30	12,108,693

Investment Fund (5)
Government arbitrage	1	330,959	435,676	1,702	1	436,156

Separately Managed Accounts (6)	6	267,295	404,321	236	6	431,480

Total AUM (7)		$11,915,051	$12,266,207	$9,015		$12,976,329

(1)	AUM numbers are reported as of July 1, 2008 and October 1, 2008, rather than as of the last day of the prior month.

(2)	Average AUM is calculated as the average of the July 1, August 1 and September 1, 2008 AUM.

(3)	CDOs/CLOs AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CDOs and are as of the date of the last trustee report received for each CDO prior to the AUM date. Our CDOs/CLOs AUM includes AUM related to our structured loan fund.

(4)	The AUM for our Euro-denominated CLOs have been converted into U.S. dollars using the spot rate of exchange as of the respective AUM dates.

(5)	The Number of Accounts for the Investment Fund does not include feeder funds, which are funds that invest all or substantially all of their assets into a trading fund which we manage, although some of our management fees are paid pursuant to contracts with those feeder funds. This fund is expected to be liquidated by November 30, 2008.

(6)	The AUM for certain of the separately managed accounts is a multiple of the capital actually invested in such account. Management fees for these accounts are paid on this levered AUM number.

(7)	Included in the Total AUM are $294.1 million and $300.9 million as of October 1, 2008 and $295.3 million and $300.8 million as of July 1, 2008 related to Market Square CLO and DFR MM CLO, respectively, which amounts are also included in the Principal Investing segment discussion. DCM manages these vehicles but is not contractually entitled to receive any management fees for so long as 100% of the equity in these vehicles is held by Deerfield Capital LLC or an affiliate thereof. All other amounts included in the Principal Investing segment are excluded from Total AUM.
AUM decreased by approximately $1.1 billion, or 8.2%, from July 1, 2008. The decline was primarily due to the liquidation of Castle Harbor CLO Ltd. (Castle Harbor) and Western Springs CDO Ltd. (Western Springs), partially offset by the addition of Robeco CDO II Limited.
Castle Harbor ($351.3 million of AUM at July 1, 2008) triggered a market value-based event of default and was liquidated during the third quarter of 2008. Western Springs ($300.4 million of AUM at July 1, 2008) triggered an event of default resulting primarily from downgrades of underlying collateral and was also liquidated during the third quarter of 2008. The Robeco CDO acquisition closed in July 2008, adding approximately $201 million of AUM.

Principal Investing Segment
Investment Portfolio
The following table summarizes the carrying value of the company’s invested assets and the respective balance sheet classifications as of September 30, 2008 (in thousands):

	Carrying Value
	Available-			Loans		Total	Total
	for-Sale	Trading	Other	Held for		Sep 30,	Jun 30,
Description	Securities	Securities	Securities	Sale	Loans	2008	2008
Agency RMBS	$—	$394,335	$—	$—	$—	$394,335	$415,336
Non-agency RMBS	—	20,167	—	—	—	20,167	28,849

Total RMBS	—	414,502	—	—	—	414,502	444,185

U.S. Treasury bills	—	—	—	—	—	—	999,954

Corporate leveraged loans: (1)
Loans held in DFR MM CLO	—	—	—	—	256,818	256,818	259,577
Loans held in Wachovia facility	—	—	—	22,374	55,302	77,676	89,627
Other corporate leveraged loans	—	—	—	—	32,259	32,259	24,879
Commercial mortgage-backed assets	41	—	—	—	12,330	12,371	17,212
Equity securities	—	—	4,764	—	—	4,764	5,472

Total structured & syndicated assets (2)	41	—	4,764	22,374	356,709	383,888	396,767

Assets held in Market Square CLO (3)	5,037	—	—	245,045	—	250,082	263,037
Other investments and loans (4)	—	960	—	—	—	960	2,956

Total alternative assets	5,078	960	4,764	267,419	356,709	634,930	662,760

Total invested assets — Sep 30, 2008	$5,078	$415,462	$4,764	$267,419	$356,709	$1,049,432	$2,106,899

Total invested assets — June 30, 2008	$7,403	$1,445,802	$5,472	$264,559	$383,663	$2,106,899

(1)	Corporate leveraged loans excludes a credit default swap with an estimated negative fair value of $0.1 million and a $5.0 million notional value. Also excluded is a total return swap with an estimated positive fair value of $0.5 million and a $5.7 million notional value.

(2)	This amount is reported gross of the $21.6 million allowance for loan losses.

(3)	Assets held in Market Square CLO include syndicated bank loans of $245.0 million, high yield corporate bonds of $2.9 million and asset-backed securities of $2.2 million as of September 30, 2008.

(4)	Other investments and loans includes $1.0 million of preferred shares of CDOs owned by DCM and considered assets of our Investment Management segment.
Total invested assets were down $1.1 billion, or 50.2%, to $1.0 billion as of September 30, 2008 compared to the end of the prior quarter. The decrease was primarily attributable to the maturity of $1.0 billion of U.S. Treasury bills in July 2008 which were purchased to assist the company in complying with the applicable REIT asset tests as of June 30, 2008. The company elected to convert to a C corporation in the third quarter of 2008 to maximize use of significant potential tax benefits and provide more flexibility with respect to future decisions involving investments of capital. Please refer to the REIT Status section that follows for additional information.

Mortgage Securities Portfolio
During the third quarter of 2008, the RMBS portfolio decreased by 6.7% to $414.5 million from $444.2 million as of June 30, 2008. The notional amount of interest rate swaps totaled $263.0 million at quarter end. The net portfolio duration, which is the difference between the duration of the RMBS and that of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 1.27 years at September 30, 2008, based on model-driven results, compared to 1.33 years at June 30, 2008. This means the company could expect approximately a 1.27% change in value of the combined RMBS and interest rate swap portfolios given a 1% change in interest rates. Empirical net duration, which is based on actual price movements observed in the market, is estimated to be significantly less than the model-driven results.
The RMBS holdings consisted of hybrid adjustable rate and fixed rate bonds as of September 30, 2008, as follows:

			Weighted Average
	Par and						Constant
	Notional	Estimated		Months to	Yield to	Contractual	Prepayment	Modified
Security Description	Amount	Fair Value	Coupon	Reset (1)	Maturity	Maturity	Rate (2)	Duration (3)
	(In thousands)
Hybrid Adjustable Rate RMBS:
Rate reset in 1 year or less	$56,281	$55,541	5.39%	6	5.12%	5/36	15.5	1.3
Rate reset in 1 to 3 years	256,468	255,113	4.84%	21	5.16%	2/35	15.6	1.7
Rate reset in 3 to 5 years	30,917	31,225	5.68%	40	5.26%	9/36	14.1	2.5
Rate reset in 5 to 7 years	10,084	9,971	4.94%	82	4.79%	9/35	7.9	3.5
Rate reset in 7 to 10 years	27,373	16,493	5.85%	89	16.97%	3/36	10.6	10.1
Fixed Rate RMBS
30 year	56,548	46,159	6.11%	n/a	11.33%	5/35	14.4	6.8

Total RMBS — September 30, 2008	$437,671	$414,502

RMBS — June 30, 2008	$454,044	$444,185			n/a — not applicable

(1)	Represents number of months before conversion to floating rate.

(2)	Constant prepayment rate refers to the expected average annualized percentage rate of principal prepayments over the remaining life of the security. The values represented in this table are estimates only and the results of a third party financial model.

(3)	Modified duration represents the approximate percentage change in market value per 100 basis point change in interest rates.
Alternative Assets Portfolio
During the third quarter of 2008, the structured and syndicated assets portion of the alternative assets portfolio, primarily the corporate leveraged loan book, decreased by 3.2% to $383.9 million from $396.8 million at June 30, 2008. The decrease was largely due to select asset sales and paydowns.
A provision for loan losses of $15.5 million was recognized in the quarter, compared with zero in the prior year quarter. The increase was primarily due to an $11.3 million loan loss provision on a $15.0 million second lien loan to a borrower in the medical education field, a $2.5 million provision on two commercial real estate development loans with a net carrying amount, after deducting the allowance for loan loss, of $2.2 million and a $1.7 million provision due to a transfer of loans held for investment with a par value of $24.3 million to loans held for sale.

Liquidity
The company manages short-term liquidity by maintaining a portfolio of unrestricted cash, overnight investments and unencumbered RMBS. These assets are available to meet margin calls on existing repurchase (repo) financing agreements and interest rate swap contracts, and to pledge against new repo borrowings and swap agreements. The repo borrowings are primarily overnight to thirty-day contracts that generally roll over and reprice at maturity.
Unencumbered RMBS and unrestricted cash and cash equivalents as of September 30, 2008 totaled $49.6 million, compared to $57.4 million as of the end of the second quarter. In addition, the net equity in the financed RMBS portfolio, including associated interest rate swaps, totaled approximately $28.5 million at quarter end. The total cash, cash equivalents, unencumbered liquid securities and net equity in financed liquid securities was approximately $78.1 million at September 30, 2008. The company believes these amounts, together with expected cash flows from operations, are adequate to meet its anticipated long-term (greater than one year) liquidity requirements.
Longer term funding totaled $736.4 million at September 30, 2008 and is summarized as follows:

		Weighted
	Carrying	Average
	Value	Rate
	(In thousands)
Revolving warehouse facility	$34,060	5.10%
Market Square CLO	276,000	3.28%
DFR MM CLO	231,000	3.48%
Trust preferred securities	123,717	5.57%
Series A and Series B Notes	71,631	7.79%

Total	$736,408	4.25%

The revolving warehouse facility and CLO borrowings are in bankruptcy remote subsidiaries, and debt holders have recourse only to the collateral within these entities. Recourse obligations include three separate issuances of 30-year trust preferred securities and 5-year, non-amortizing Series A and Series B notes, which were issued in connection with the Merger.
Book Value
Book value per common share at September 30, 2008 was $9.50 compared to $33.71 at June 30, 2008. The decrease in reported book value per share primarily reflects the impact of the current quarter net loss on stockholders’ equity, as well as the $0.85 per share dividend declared on August 11, 2008.
Economic Book Value
At September 30, 2008, Market Square CLO Ltd. (Market Square CLO) total equity was negative $18.2 million primarily due to a $39.4 million valuation allowance on the loans held therein, which are all classified as loans held for sale and carried at the lower of cost or market value. Generally accepted accounting principles currently require the negative equity of this consolidated subsidiary to flow into the company’s financial statements even though the Market Square CLO is a bankruptcy remote entity, and the company’s economic exposure is limited to its equity investment.
Economic book value at September 30, 2008 of $81.6 million, or $12.23 per share, includes an add-back to reported book value of $18.2 million, or $2.73 per share, to back out the negative equity in Market Square CLO. To date, the company has received approximately $21.2 million in distributions from the Market Square CLO on its original investment of $24.0 million. A reconciliation of GAAP book value to economic book value is attached.
Share Repurchase
In August 2008, the company announced that its board of directors had authorized the repurchase of up to $1.0 million of the company’s outstanding common stock. The amount of the authorized repurchase was capped by the terms of our Series A and Series B Notes, which limit common stock repurchases to $1.0 million during the term of the note agreements. Since September 30, 2008, the company has repurchased and subsequently retired 220,000 shares of our common stock in private transactions at an average price of $4.40 per share.
Trust Preferred Waiver
On November 7, 2008, the company entered into a letter agreement (the “November Letter Agreement”) with the representative of the holders of its trust preferred securities. The November Letter Agreement provided a waiver of any prior noncompliance by the company with the net worth covenant contained in the agreements governing the trust preferred securities and waived any future noncompliance with such covenant through April 1, 2010. The November Letter Agreement required no adjustment to the underlying interest rate or maturity of the company’s trust preferred securities.
REIT Status
Historically, the company had elected to be taxed as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended (the Code). The company’s REIT status terminated (retroactive to January 1, 2008) during the third quarter of 2008 when, in an effort to increase stockholder value, the company converted to a C corporation to maximize use of significant potential tax benefits and provide more flexibility with respect to future capital investment. The conversion to a C corporation results in the creation of potential future tax savings of approximately $85 — $95 million, including projected cash savings of approximately $8 — $12 million for 2008. Such potential tax savings may be materially limited by certain provisions of the Code if the company undergoes an ownership change as defined under the Code.
Conference Call
The company will host a live conference call to discuss its financial results on Tuesday, November 11, 2008, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 877-704-5381. To participate on the webcast, log on to the company’s website at www.deerfieldcapital.com 15 minutes before the call to download the necessary software.

For those unable to listen to the call live, a replay will be available beginning one hour following the completion of the call on November 11, and will continue through November 18. To access the rebroadcast, dial 888-203-1112 and request reservation number 6189492. A replay of the call will also be available on the Internet at www.deerfieldcapital.com for 30 days.
About the Company
Deerfield Capital Corp. is a Maryland corporation with a principal investing portfolio comprised of fixed income investments, including RMBS, government securities and corporate debt. In addition, through its subsidiary, Deerfield Capital Management LLC, the company manages client assets, including government securities, corporate debt, RMBS and asset backed securities.
For more information, please go to the company website, at www.deerfieldcapital.com
* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE
     Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the control of Deerfield Capital Corp. and its subsidiaries (DFR). Forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.
     Various factors could cause DFR’s actual results to differ materially from those described in any forward-looking statements. These factors include, but are not limited to: changes in economic and market conditions, particularly as they relate to the market for debt securities, such as mortgage-backed securities, and collateralized debt obligations; continued availability of financing; changes in DFR’s investment, hedging or credit strategies or the performance of its investment portfolios; the effects of defaults or terminations under, and DFR’s ability to enter into replacement transactions with respect to, repurchase agreements, interest rate swaps and long-term debt obligations; reductions in DFR’s assets under management and related management and advisory fee revenue; changes to DFR’s tax status; DFR’s ability to forecast its tax attributes, which are based upon various facts and assumptions, and its ability to protect and use its net operating losses to offset taxable income; DFR’s ability to maintain compliance with its existing debt instruments and other contractual obligations; impact of restrictions contained in DFR’s existing debt instruments; DFR’s ability to maintain its exemption from registration as an investment company pursuant to the Investment Company Act of 1940; the expected delisting of DFR’s common stock by the New York Stock Exchange, and DFR’s ability to comply with the initial listing standards, and maintain compliance with the continued listing standards, of another national securities exchange; the cost, uncertainties and effect of any legal and administrative proceedings, such as the current Securities and Exchange Commission investigation into certain mortgage-backed securities trading procedures in connection with which the SEC has requested certain information from DFR regarding certain of its mortgage securities trades; DFR’s ability to complete the integration of, and realize the economic benefits of, its acquisition of Deerfield Capital Management LLC; and changes in, and the ability of DFR to remain in compliance with, law, regulations or government policies affecting DFR’s business, including investment management regulations and accounting standards.
     These and other factors that could cause DFR’s actual results to differ materially from those described in the forward-looking statements are set forth in DFR’s annual report on Form 10-K, as amended, for the year ended December 31, 2007, DFR’s quarterly reports on Form 10-Q for the quarters ended September 30, June 30 and March 31, 2008 and DFR’s other public filings with the SEC and public statements. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$41,908	$113,733
Due from broker	12,715	270,630
Restricted cash and cash equivalents	63,034	47,125
Available-for-sale securities, including zero and $4,884,023 pledged—at fair value	5,078	4,897,972
Trading securities, including $408,660 and $733,782 pledged—at fair value	415,462	1,444,505
Other investments	4,764	5,472
Derivative assets	2,004	4,537
Loans held for sale	267,419	267,335

Loans	356,709	466,360
Allowance for loan losses	(21,596)	(5,300)

Loans, net of allowance for loan losses	335,113	461,060

Investment advisory fee receivable	4,077	6,409
Interest receivable	7,804	39,216
Other receivable	3,131	22,912
Prepaid and other assets	12,911	14,721
Fixed assets, net	9,470	10,447
Intangible assets, net	36,364	83,225
Goodwill	—	98,670

TOTAL ASSETS	$1,221,254	$7,787,969

LIABILITIES
Repurchase agreements, including $336 and $20,528 of accrued interest	$383,617	$5,303,865
Due to broker	2,298	879,215
Dividends payable	7,354	21,944
Derivative liabilities	7,927	156,813
Interest payable	4,901	28,683
Accrued other liabilities	15,209	35,652
Short term debt	172	1,693
Long term debt	736,408	775,368

TOTAL LIABILITIES	1,157,886	7,203,233

Series A cumulative convertible preferred stock. $0.001 par value, zero shares and 14,999,992 shares issued and outstanding (aggregate liquidation value of zero and $150,000)	—	116,162

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; zero and 1,499,999 shares issued and outstanding as described above	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 6,676,106 and 5,175,272 shares issued and 6,669,742 and 5,165,532 shares outstanding	7	51
Additional paid-in capital	866,330	748,216
Accumulated other comprehensive loss	(1,525)	(83,783)
Accumulated deficit	(801,444)	(195,910)

TOTAL STOCKHOLDERS’ EQUITY	63,368	468,574

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,221,254	$7,787,969

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES
Net interest income:
Interest income	$20,506	$125,765	$103,680	$378,176
Interest expense	11,671	98,948	71,692	300,346

Net interest income	8,835	26,817	31,988	77,830

Provision for loan losses	15,459	—	19,961	6,933

Net interest (expense) income after provision for loan losses	(6,624)	26,817	12,027	70,897

Investment advisory fees	9,015	—	33,493	—

Total net revenues	2,391	26,817	45,520	70,897

EXPENSES
Management fee expense to related party	—	2,710	—	9,470
Incentive fee expense to related party	—	—	—	2,185
Compensation and benefits	4,982	—	22,045	—
Depreciation and amortization	2,498	—	7,765	—
Professional services	2,211	1,418	5,941	2,835
Insurance expense	740	207	2,207	548
Other general and administrative expenses	2,062	721	6,572	1,881
Impairment of intangible assets and goodwill	110,268	—	139,302	—

Total expenses	122,761	5,056	183,832	16,919

OTHER INCOME AND GAIN (LOSS)
Net loss on available-for-sale securities	(856)	(23,176)	(4,712)	(20,870)
Net (loss) gain on trading securities	(13,655)	5,645	(216,121)	2,597
Net loss on loans and loans held for sale	(14,367)	(7,451)	(35,404)	(6,981)
Net loss on derivatives	(2,239)	(20,216)	(219,384)	(14,843)
Dividend income and other net gain (loss)	(678)	(118)	(484)	(215)

Net other income and (loss) gain	(31,795)	(45,316)	(476,105)	(40,312)

(Loss) income before income tax expense (benefit)	(152,165)	(23,555)	(614,417)	13,666
Income tax expense (benefit)	4,718	(320)	384	(120)

Net (loss) income	$(156,883)	$(23,235)	$(614,801)	$13,786

NET (LOSS) INCOME PER SHARE—Basic	$(22.81)	$(4.50)	$(95.52)	$2.67

NET (LOSS) INCOME PER SHARE—Diluted	$(22.81)	$(4.50)	$(95.52)	$2.67

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — Basic	6,878,260	5,161,811	6,436,583	5,160,089
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — Diluted	6,878,260	5,161,811	6,436,583	5,170,557

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
We believe that core earnings and economic book value per share, both non-GAAP financial measures, are useful metrics for evaluating and analyzing our performance. The calculation of core earnings eliminates the impact of certain non-cash charges and income tax expense (benefit), which we believe facilitates comparison of our financial results to those of other comparable firms with fewer or no non-cash charges and comparison of our own financial results from period to period. The calculation of economic book value per share eliminates losses in excess of the equity that we have at risk in bankruptcy-remote subsidiaries. We believe this is appropriate because, were those subsidiaries to incur losses in excess of our equity at risk, those losses would be borne by those subsidiaries’ debt holders. We believe that the calculation of economic book value per share facilitates comparison of our financial results to those of other comparable firms. The core earnings and economic book value per share provided herein may not be comparable to similar measures presented by other companies as they are non-GAAP financial measures and may therefore be defined differently by other companies.
Core Earnings
The table below provides reconciliation between net loss and core earnings:

	Three months ended September 30,
	2008	2007
	(In thousands, except share and per share amounts)
Net loss	$(156,883)	$(23,235)
Add back:
Provision for loan losses	15,459	—
Depreciation and amortization	2,498	—
Impairment of intangible assets and goodwill	110,268	—
Net other income and (loss) gain	31,795	45,316
Income tax expense (benefit)	4,718	(320)

Core earnings	$7,855	$21,761

Core earings per share — diluted	$1.14	$4.22

Weighted-average number of shares outstanding — diluted	6,878,260	5,161,811
Economic Book Value Per Share
The table below provides reconciliation between book value per common share and economic book value per common share:

	As of
	September 30,	December 31,
	2008	2007
	(In thousands, except share and per share amounts)
Stockholders’ Equity	$63,368	$468,574
Add back:
Negative Market Square CLO equity in excess of amount at risk	18,210	—

Economic book value	$81,578	$468,574

Economic book value per share	$12.23	$90.71
Total common shares outstanding	6,669,742	5,165,532

Deerfield Capital Corp.
Add 13
DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
EFFECTIVE RATE AND NET RETURN ANALYSIS (1)
(Dollars in thousands)

	Three months ended
				June 30,
	September 30, 2008			2008	Inc / (Dec)
	Average	Interest	Effective	Effective	Effective
	Balance (2)	Income	Rate (3)	Rate (3)	Rate (3)
RMBS, U.S. T-bills & other securities (4)	$487,061	$6,029	4.95%	4.65%	0.30%
Assets held in CLO (Market Square)	263,039	4,186	6.37%	6.40%	(0.03)%
Assets held in CLO (Middle Market)	316,446	6,781	8.57%	8.92%	(0.35)%
Other corporate debt	116,192	3,510	12.08%	10.88%	1.20%

Total investments	$1,182,738	$20,506	6.93%	6.70%	0.23%

	Average	Interest	Effective	Effective	Effective
	Balance (2)	Expense	Rate (3)	Rate (3)	Rate (3)
Repurchase agreements & ST debt (5) (6)	$421,824	$2,789	2.65%	2.53%	0.12%
Long-term debt:
Market Square CLO	276,000	2,407	3.49%	3.71%	(0.22)%
Middle Market CLO	231,000	2,135	3.70%	3.92%	(0.22)%
Revolving warehouse facility	41,010	678	6.61%	5.56%	1.05%
Series A & B notes	71,522	1,713	9.58%	8.67%	0.91%
Trust preferred securities (TPS)	123,717	1,949	6.30%	6.42%	(0.12)%

Total short-term and long-term debt	$1,165,073	$11,671	4.01%	3.91%	0.10%

	Net Interest	Net	Net	Net
Net return on average investment	Income (7)	Return (8)	Return (8)	Return (8)
RMBS and other short-term investments (5)	$3,240	2.66%	2.45%	0.21%
Assets held in CLO (Market Square)	1,779	2.71%	2.57%	0.14%
Assets held in CLO (Middle Market)	4,646	5.87%	6.04%	(0.17)%
Other corporate debt	2,832	9.75%	8.40%	1.35%

Total net return before TPS and Series A & B notes	12,497	4.23%	3.97%	0.26%
Trust preferred and Series A & B notes	(3,662)	-1.24%	-1.08%	(0.16)%

Total net return	$8,835	2.99%	2.89%	0.10%

	Average Net	Net	Net	Net
Net return on average net investment	Investment	Return (9)	Return (9)	Return (9)
RMBS (5)	$65,237	19.86%	18.76%	1.10%
Assets held in CLO (Market Square)	24,000	29.65%	28.63%	1.02%
Assets held in CLO (Middle Market)	69,000	26.94%	27.47%	(0.53)%
Other corporate debt	75,182	15.07%	15.17%	(0.10)%

Total net return (including TPS and Series A & B notes)	$233,419	15.14%	15.30%	(0.16)%

(1)	This supplemental information is subject to various significant limitations, including that it is being provided solely for general informational purposes; it is based on unaudited financial information; it is subject to revision; the past results presented are not necessarily indicative of future results; the company makes no representation about the appropriateness of the information in making investment decisions; the portfolio instruments that constitute each asset category reflect subjective judgments by the company and are subject to change; the information is qualified in its entirety by the following documents available on our website— the company’s Annual Report for 2007 on Form 10-K filed with the SEC, the company’s subsequent reports on Form 10-Q filed with the SEC, and the “Notes to Press Release” included with this announcement.

(2)	Average balance is calculated based on the month-end balances with the exception of some of the Other alternative assets, which are based on daily balances. Available-for-sale securities are included in this analysis using historical cost while all other balances are at carrying value. Average balances exclude any unsettled purchases and sales.

(3)	Effective rate is calculated by dividing Interest income or Interest expense by the respective Average balance. The effective rate is annualized.

(4)	RMBS, U.S. T-bills and other securities includes interest earning cash and short-term investments not held in a CLO.

(5)	This calculation includes the amortization of de-designated and terminated hedging activity resulting in an increase to interest expense of $61 and $31 for the three months ended June 30, 2008 and September 30, 2008, respectively.

(6)	Repurchase agreements include an immaterial amount related to Other corporate debt, however, these amounts are included in the RMBS Net return calculations.

(7)	Net Interest Income excludes “Provision for loan losses”, “Investment Advisory Fees”, “Expenses” and “Other income and gain (loss)”, reported in the Company’s Condensed Consolidated Statements of Operations.

(8)	Net return on average investment is calculated by dividing Net interest income by the average investment balance and the return is annualized.

(9)	Net return on average net investment is calculated by dividing the Net interest income by the respective average net investment. Average net investment is calculated for RMBS and Other corporate debt by taking their investment Average balance less the respective debt Average balance. Net investment for the Assets held in CLO (Market Square), Assets held in CLO (Middle Market) is their initial equity of $24,000 and $69,000, respectively. The Return on average net investment is annualized.